Exhibit 10.1

CONMED CORPORATION EXECUTIVE SEVERANCE PLAN
1.     Purpose. The purpose of this Conmed Corporation Executive Severance Plan (this “Plan”) is to retain certain senior executives of the Company by reason of providing appropriate severance benefits and to ensure their continued dedication to their duties in after the event of a Change in Control (as defined in Section 24 below).

2.    Eligible Participants. Employees participating in the Plan (each, a “Participant”) will be those senior executives who are selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion and designated as a Participant.

3.    Payments Upon a Qualifying Termination of Employment.

(a)    Qualifying Termination - No Change in Control. If, prior to or more than two (2) years following a Change in Control, the employment of the Participant is terminated under circumstances constituting a Qualifying Termination, then, subject to the Participant’s execution of a Release as set forth in Section 4 below, the Company shall provide to the Participant:

(i)a lump sum cash payment equal to the result of multiplying the Participant’s Base Salary by the applicable Severance Multiple;

(ii)a lump sum cash payment equal to the result of multiplying the average of the Participant’s Annual Incentive Award earned for the two completed fiscal years immediately preceding the year of the Participant’s Date of Termination by the applicable Severance Multiple; and

(iii)if, under Section 4980B(f) of the Code, the Participant timely elects continuation coverage in the Company’s group health plans in which the Participant participates immediately prior to his or her Date of Termination, Participant, his or her spouse and his or her dependents will continue to be entitled to participate in such group health plans, to the extent permitted by the Patient Protection and Affordable Care Act of 2010, at the same rate as paid by similarly situated employees from time to time, for the maximum period permitted under Section 4980B(f) of the Code.

The cash payments specified in paragraphs (i) and (ii) of this Section 3(b) shall be paid no later than the sixtieth (60th) day (or the next following business day if the sixtieth (60th) day is not a business day) following the Date of Termination.
(b)    Qualifying Termination After a Change in Control. If, during the two (2)-year period following a Change in Control, the employment of the Participant is terminated under circumstances constituting a Qualifying Termination, then, subject to the Participant’s execution of a Release as set forth in Section 4 below, the Company shall provide to the Participant:

(i)a lump sum cash payment equal to the result of multiplying the Participant’s Base Salary by the applicable Severance Multiple;

(ii)a lump sum cash payment equal to the result of multiplying the average of the Participant’s Annual Incentive Award earned for the three completed fiscal years immediately preceding the year of the Participant’s Date of Termination by the applicable Severance Multiple; and

(iii)if, under Section 4980B(f) of the Code, the Participant timely elects continuation coverage in the Company’s group health plans in which the Participant participates immediately prior to his or her Date of Termination, Participant, his or her spouse and his or her dependents will continue to be entitled to participate in such group health plans, to the extent permitted by the Patient Protection and Affordable Care Act of 2010, at the same rate as paid by similarly situated employees from time to time, for the maximum period permitted under Section 4980B(f) of the Code.

The cash payments specified in paragraphs (i) and (ii) of this Section 3(b) shall be paid no later than the sixtieth (60th) day (or the next following business day if the sixtieth (60th) day is not a business day) following the Date of Termination.

(c)    Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 3, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.

4.    Release. A Participant’s receipt of payments and benefits under Section 3 above will be conditioned on the Participant’s execution of a Release of claims in a form acceptable to the Company (a “Release”), which shall be provided to the Participant no later than five (5) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the sixtieth (60th) day following the Date of Termination.

5.    Withholding Taxes. The Company shall withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6.    Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, each party shall be responsible for its own legal fees and related expenses, if any, incurred in connection with such contest or dispute; provided, however, that, with respect to any contest or dispute arising after a Change in Control, in the event the Participant substantially prevails with respect to such contest or dispute, the Company shall reimburse the Participant on a current basis for all reasonable legal fees and related expenses incurred by the Participant in connection with such contest or dispute, which reimbursement shall be made within thirty (30) days after the date the Company receives the Participant’s statement for such fees and expenses.

7.    No Guarantee of Continued Employment. Nothing in this Plan will be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries.

8.    Restrictive Covenants.

(a)    Noncompetition. If a Participant’s employment is terminated in accordance with Section 3 of this Plan, then during the one-year period immediately following such Participant’s Date of Termination (the “Restricted Period”), such Participant shall not, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in a Competitive Enterprise. Notwithstanding the foregoing, a Participant’s holding of up to a 1% equity, voting or profit participation interest in a Competitive Enterprise shall not be deemed to be a violation of this Section 8(a). For purposes of this Agreement, a “Competitive Enterprise” is (i) any business competing with the businesses of the Company or any of its Subsidiaries, or (ii) any business in which the Company or any of its Subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of its Subsidiaries during the six-month period immediately preceding the Participant’s termination of employment.

(b)    Nonsolicitation. During the Restricted Period, a Participant shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company and any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries within 180 days prior to the date of hire, or (iii) solicit or attempt to solicit or induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Subsidiaries to transact business with a Competitive Enterprise or to cease doing business with the Company or such Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company and any Subsidiary.

(c)    Non-Disparagement. In the event a Participant’s employment is terminated in accordance with Section 3 of this Plan, the Participant shall not make any statement that would libel, slander or disparage the Company, any of its Subsidiaries or their respective past or present officers, directors, employees or agents. Nothing herein shall prevent such Participant from responding accurately and fully to any question, inquiry or request for information when required by legal process; provided, however, that the Participant shall provide the Company with reasonable prior written notice before responding to such a question, inquiry or request, unless such notice to the Company is prohibited under applicable law.

(d)    Enforcement. If, at the time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because each Participant’s services are unique, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8. Therefore, in the event a breach or threatened breach of this Section 8, the Company and its Subsidiaries and any of their respective successors and assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9.    Section 280G of the Code.

(a)    In the event that any payments or benefits (whether under this Plan or otherwise) payable to a Participant (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

(b)    All determinations required to be made under this Section 9, including the reduction payments hereunder and the assumptions to be utilized in arriving at such determinations, will be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a payment that may be subject to Section 4999 of the Code, or such earlier time as is requested by the Company, and whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any determinations by the Accounting Firm with respect to whether any payments or benefits are subject to reduction under this Section 9 will be binding upon the Company and the Participant.

10.    Successors; Binding Agreement. This Plan will survive any Change in Control, and the provisions of this Plan will be binding upon the surviving corporation, which will be treated as the Company hereunder. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

11.    Notice. (a) For purposes of this Plan, all notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:

If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.
If to the Company:
Conmed Corporation
Attention: General Counsel
525 French Road
Utica, New York 13502

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b)    A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, will (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than thirty (30) nor more than forty (40) days after the giving of such notice). The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause does not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

12.    Full Settlement; Resolution of Disputes and Costs.

(a)    In no event will the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

(b)    Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in New York by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect. One arbitrator shall be selected by the Company, the other by the Participant and the third jointly by these arbitrators (or if they are unable to agree within thirty (30) days of the commencement of arbitration, the third arbitrator will be appointed by the AAA). Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Notwithstanding anything in this Plan to the contrary, any arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination that occurs after a Change in Control, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.

13.    Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any Subsidiary.

14.    Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Section 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), 4, 5, 6 and 8 shall survive the termination of this Plan.

15.    GOVERNING LAW; VALIDITY. EXCEPT TO THE EXTENT THIS PLAN IS SUBJECT TO ERISA, THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS PLAN SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

16.    Amendment and Termination. The Committee may amend or terminate the Plan at any time without the consent of the Participants; provided, however, that Participants must be given at least six (6) months’ notice of amendments that are adverse to the interests of the Participants (except that termination of a Participant’s participation in the Plan may be made with three (3) months’ notice) or planned termination of the Plan, and provided, further, that any termination or amendments to the Plan that are adverse to the interests of any Participant and made in anticipation of a Change of Control will give a Participant the right to enforce his or her rights pursuant to Section 16. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, no Participant’s participation hereunder may be terminated and the Plan may not be terminated or amended in any manner which is materially adverse to the interests of any Participant without the prior written consent of such Participant.

17.    Interpretation and Administration. The Plan shall be administered by the Committee (or any successor committee). The Committee (or any successor committee) will have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) to delegate its responsibilities and authority hereunder to a subcommittee of the Committee. Actions of the Board or the Committee (or any successor committee) shall be taken by a majority vote of its members.

18.    Claims and Appeals. Participants may submit claims for benefits by giving notice to the Company pursuant to Section 11 of this Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Committee in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Committee shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Committee, the Participant may: (i) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (ii) review any Plan documents relevant to his or her claim; and (iii) submit issues and comments to the Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Committee or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 16 will be permitted at the sole discretion of the Committee or its delegate. If the Committee does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied.

19.    Type of Plan. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).

20.    Nonassignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.

21.    Section 409A.

(a)    To the extent a Participant would otherwise be entitled to any payment or benefit that under this Plan, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid or provided during the six (6) months beginning on the Date of Termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company) the payment or benefit will be paid or provided (or will commence being paid or provided, as applicable) to the Participant on the earlier of the first day of the seventh (7th) month following the Participant’s Date of Termination or the Participant’s death. In addition, any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each severance payment made under this Plan shall be deemed to be a separate payment, and amounts payable under Section 2 of this Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A‑6.

(b)    Notwithstanding anything to the contrary in this Plan or elsewhere, any payment or benefit under this Plan or otherwise that is exempt from Section 409A pursuant to final Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the Participant’s third taxable year following the taxable year in which the Participant’s “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the expenses eligible for reimbursement in any other taxable year

(except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Plan or elsewhere, in the event that a Participant waives the provisions of another severance or change in control agreement or arrangement to participate in this Plan and such participation in this Plan is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under this Plan that such Participant becomes entitled to receive during the remainder of the waived term of such agreement or arrangement shall be payable in accordance with the time and form of payment provisions of such agreement or arrangement.

22.    Certain Reductions; Recoupment. Notwithstanding anything herein to the contrary, any payments or benefits payable to a Participant under this Plan are subject to reduction to the extent that such payment or benefit would exceed the amount permitted to be paid under any applicable Company policy as may be in effect from time to time. Notwithstanding anything in this Plan to the contrary, in no event shall any payment or benefit under this Plan be paid, provided or accrued, if any such payment, provision or accrual would be in violation of applicable law, rule or regulation (“Applicable Law”). In addition, to the extent that any provision of Applicable Law or any recoupment policy or practice of the Company as in effect from time to time requires any payments or benefits paid (or provided or to be paid or provided) to a Participant to be forfeited or recouped from the Participant, each such payment or benefit shall be subject to forfeiture or recoupment, as applicable, and such Participant’s right to receive or retain each such payment or benefit shall terminate.

23.    Effective Date. The Plan shall be effective as of January 1, 2015.

24.    Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

(a)    “Annual Incentive Award” means the annual cash incentive bonus earned by the Participant from the Company (or its affiliates) during a fiscal year of the Company (annualized in the event Participant was not employed by the Company (or its affiliates) for the whole of any such fiscal year).

(b)    “Base Salary” means the Participant’s annual rate of base salary as in effect on the Participant’s Date of Termination (or, if greater, the highest annual rate of base salary during the twelve-month period immediately prior to the Participant’s Date of Termination).
(c)    “Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the surviving corporation.

(d)    “Cause” means any of the following with respect to a Participant:
(i)The Participant’s willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties, or

(ii)The Participant’s willful engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates.

For purposes of this definition, no act or failure to act shall be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company’s chief executive officer or another senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant’s in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to the Participant’s a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding the Participant if the Participant is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) or (ii) has occurred and specifying the particulars thereof in detail.
(e)    “Change in Control” means the occurrence of any one of the following events:

(i)    any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in clause (ii) below);

(ii)    the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) immediately following the consummation of the Business Combination becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions in clauses (a), (b) and (c) is referred to hereunder as a “Non-Control Transaction”); or

(iii)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
(f)    “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Company” means CONMED Corporation.

(h)    “Date of Termination” means (i) the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 11 or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.

(i)    “Disability” means termination of the Participant’s employment by the Company due to the Participant’s absence from his or her duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of his or her incapacity due to physical or mental illness.

(j)    “Good Reason” means, with respect to any Participant, the occurrence of any of the following events without the Participant’s express written consent:

(i) (A) any change in the Participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the Participant’s position(s), duties, responsibilities or status with the Company as of the

Effective Date (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason will not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph or (B) a material and adverse change in the Participant’s titles or offices with the Company as in effect on the Effective Date;
(ii) a reduction by the Company in the Participant’s rate of annual base salary or material reduction in annual target bonus opportunity, as in effect on the Effective Date or as the same may be increased from time to time thereafter (other than a reduction of less than 10% that is applicable to all employees generally);
(iii) any requirement of the Company that the Participant (A) be based anywhere more than fifty (50) miles from the office where the Participant is located as of the Effective Date or (B) travel on Company business to an extent substantially greater than the Participant’s travel obligations as of the Effective Date; or
(iv) the failure of the Company to obtain the assumption of this Plan from any successor.
An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Participant will not constitute Good Reason. The Participant’s right to terminate employment for Good Reason will not be affected by the Participant’s incapacities due to mental or physical illness and the Participant’s continued employment will not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that such event will not constitute Good Reason under this Plan unless (1) the Participant provides notice to the Company within the thirty (30) days following the initial existence of an event constituting Good Reason, (2) the Company does not remedy such event (if remediation is possible) within thirty (30) days following the Company’s receipt of notice of such event, and (3) the Participant separates from service with the Company within ninety (90) days following the initial existence of such an event constituting Good Reason.
(k)    “Investigation” means an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency.

(l)    “Qualifying Termination” means a termination of the Participant’s employment with the Company (i) by the Company other than for Cause or (ii) after a Change in Control, by the Participant for Good Reason. Termination of the Participant’s employment on account of death, Disability, by the Company for Cause or by the Participant other than for Good Reason shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(m)    “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

(n)    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.

(o)    “Severance Multiple” means, for each Participant, the applicable multiple set forth on Exhibit A hereto.

EXHIBIT A
SEVERANCE MULTIPLES

Post-Change in Control Qualifying Termination
Participation Level	Severance Multiple
	Base Salary	Annual Incentive
Chief Executive Officer Level	3	3
Senior Executive Level	2.5	2.5
Executive Level	2	2

Non-Change in Control Qualifying Termination
Participation Level	Severance Multiple
	Base Salary	Annual Incentive
Chief Executive Officer Level	2	2
Senior Executive Level	1.5	1.5
Executive Level	1	1